Exhibit 99.2

GENESCO INC.

CHIEF FINANCIAL OFFICER’S COMMENTARY

FOURTH QUARTER AND FISCAL YEAR

ENDED JANUARY 28, 2012

Consolidated Results

Sales

Fourth quarter net sales increased 29% to $723 million from $560 million in the fourth quarter of fiscal 2011. Same store sales increased 12%. Excluding sales in the quarter of $100 million from our Schuh acquisition in June of this year, sales growth in the quarter was 11%.

Direct (catalog and e-commerce) sales for the fourth quarter increased 4% on a comparable basis. Total direct sales, including Schuh internet sales, increased 66% and represented about 6% of consolidated net sales for the quarter.

Fiscal February same store sales increased 13% and direct sales increased 4% on a comparable basis.

Gross Margin

Fourth quarter gross margin was 49.4% this year compared with 48.7% last year, primarily reflecting lower retail markdowns and changes in sales mix in the quarter.

SG&A

Selling and administrative expense for the fourth quarter decreased by 20 basis points to 39.5% from 39.7% for the same period last year, reflecting the leveraging of expenses in the quarter partially offset by a higher bonus accrual. Included in expenses this quarter is $2.9 million in amortization of deferred purchase price payments of £25 million in the Schuh acquisition due in June 2014 and 2015 if the noteholders remain employed until the payment dates. As we have discussed before, because of the retention feature, U.S. GAAP requires these deferred purchase price payments to be expensed as compensation. This is a non-cash expense until the payment conditions are satisfied. Without this expense, SG&A as a percent of sales fell to 39.1% from 39.7% last year, or a 60 basis point improvement in leverage. This improvement primarily reflects leverage of occupancy expense and selling salaries. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Also included in this year’s SG&A expense, but not eliminated from the adjusted number, is $2.9 million related to a contingent bonus payment amount from the Schuh acquisition, which provides for a further payment of up to £25 million to the management group after four years if they have achieved certain earnings targets above the planned earnings on which we based our purchase price calculation. As we have discussed previously, there will be quarterly accruals for a portion of this payment reflecting an estimate of the probability, based on Schuh’s performance, that it will be earned.

Restructuring and Other

“Restructuring and Other” charges were $0.7 million in the fourth quarter this year, primarily for other legal matters and expenses related to the network intrusion announced in December 2010, and were $2.0 million for the same period last year, primarily for network intrusion expenses and asset impairments.

Operating Income

Genesco’s operating income was $70.8 million in the fourth quarter compared with $48.3 million in the fourth quarter last year. Operating income this year included the restructuring and other charges of $0.7 million and $2.9 million of Schuh acquisition-related deferred payment expenses discussed above. Last year, operating income included $2.0 million of restructuring and other charges, and purchase accounting adjustments of $0.8 million included in gross margin. Excluding these items from both periods, operating income was $74.5 million for the fourth quarter this year compared with $51.0 million last year. Adjusted operating margin was 10.3% of sales this quarter compared with 9.1% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Interest Expense

Net interest expense for the quarter was $1.6 million, compared with $0.4 million for the same period last year. Interest expense is up for the quarter primarily due to the additional debt incurred in connection with the financing of the Schuh acquisition.

Pretax Earnings – Total GCO

Pretax earnings for the quarter were $69.2 million, which reflects a total of approximately $3.7 million of restructuring and other charges and the amortization of the deferred purchase price associated with the Schuh acquisition, as discussed above. Last year, fourth quarter pretax earnings were $47.9 million, which reflected $2.8 million of restructuring and other purchase price acquisition-related adjustments. Excluding these items from both years’ results, pretax earnings for the quarter were $72.9 million this year compared to $50.7 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Earnings From Continuing Operations

Earnings before discontinued operations were $41.5 million, or $1.72 per diluted share, in the fourth quarter this year, compared to earnings of $31.4 million, or $1.34 per diluted share, in the fourth quarter last year. Excluding the items discussed above and adjusting for last year’s lower tax rate, earnings from continuing operations were $1.97 per diluted share in this year’s fourth quarter compared with $1.33 in last year’s fourth quarter. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Fiscal Year 2012

For the fiscal year, sales increased 28%. Adjusting for acquisitions by excluding sales of businesses not owned for the entirety of Fiscal Years 2011 and 2012, Genesco’s sales increased 13% for the year. Operating income adjusted for the items referred to in Exhibit B of our press release was $160.4 million, or 7% of sales, compared with $97.7M, or 5.5% of sales last year. The improvement in operating income was driven by a 160 basis point improvement in expense leverage. This primarily reflects increased leverage of occupancy expense, selling salaries, and depreciation. Expenses as a percent of sales were 43.4% compared with 45% last year. Adjusted earnings per share improved to $4.09 from $2.48 last year.

Segment Results

Lids Sports Group

Lids Sports Group’s sales for the fourth quarter increased 14%, to $227 million, compared to $198 million in the fourth quarter last year.

Same store sales for the quarter increased 13% this year on top of a 6% increase in the same quarter a year ago. E-commerce comp sales for the group decreased 9% in the quarter. February same store sales increased 7% and e-commerce sales decreased 3%.

The Group’s gross margin as a percent of sales increased 140 basis points compared to last year. SG&A expense as a percent of sales was down 80 basis points due to this strong leveraging of expenses, primarily rent expense and selling salaries.

The Group’s operating income for the fourth quarter improved to $31.3 million, or 13.8% of sales from $22.9 million, or 11.6% of sales last year in the quarter.

For the year, Lids sales increased 26% to $759M. Same store sales increased 12% for the full year. Operating margin increased to 10.8% from 9.3% last year. Last year’s operating income included $2.1 million of acquisition purchase accounting adjustments.

Journeys Group

Journeys Group’s sales for the quarter increased 15% to $290 million from $253 million for the fourth quarter last year. Direct sales on a comparable basis increased 19%. Same store sales increased 14% compared with 12% in last year’s fourth quarter. February same store sales increased 17% and e-commerce and catalog sales increased 3%.

Average selling prices for footwear in Journeys stores open for at least 12 months increased 6.7% in the quarter and 2.1% for the 12 months.

Gross margin for the Journeys Group was up 90 basis points in the quarter. This was due in part to lower markdowns.

The Journeys Group’s SG&A expense decreased as a percent of sales by 160 basis points, due primarily to the leveraging of rent expense, depreciation, and selling salaries.

The Journeys Group’s operating income for the quarter improved to $39.1 million from $27.9 million last year. Operating margin was 13.5% compared with 11.0% last year.

For the 12 months, sales increased 15% to $928 million. Comp sales for the 12 months were 15%. Operating income increased to $82.8 million or 8.9% of sales, compared with 6.5% last year. This was driven by a flat gross margin that with expense leverage of 240 basis points due primarily to leveraging of rent expense, selling salaries, and depreciation.

Schuh

Schuh’s performance exceeded our expectations for the quarter. Sales were $100 million. Operating income was $7.4 million which included the $2.9 million amortization of the deferred purchase price referred to above. Excluding that amount, operating income was $10.3 million, or 10.3% of sales. This amount does include the contingent bonus accrual of approximately $2.9 million, or about 3% of sales.

For the seven months Genesco owned Schuh, sales were $212 million and operating income was $11.7 million, or 5.5% of sales. Adjusting for the amortization of the deferred payment, operating income was $18.9 million, or 8.9% of sales. This amount does include the contingent payment of about $4.9 million, or about 2% of sales.

Underground Station

Underground Station’s sales decreased by 10% to $26 million for the quarter, reflecting a 4% decrease in same store sales compared with a decrease of 4% last year. The store count was 137, a reduction of 14 stores year over year, or 9%. Gross margin was flat with last year for the quarter and expenses decreased as a percent of sales by almost 130 basis points.

Operating margin for the quarter was $1.6 million or 5.9% compared to $1.3 million or 4.6% of sales last year.

For the full year, Underground Station’s sales were down 2%, while same store sales were up 6%. Store count was down 9%.

Underground Station’s operating loss for the year of ($0.3) million compares to a loss of ($3.0) million last year. This improvement was driven by a 340 basis point improvement in expense leverage.

Johnston & Murphy Group

Johnston & Murphy Group’s fourth quarter sales increased 7%, to $60 million, compared to $56 million in the fourth quarter last year.

Johnston & Murphy’s wholesale sales increased 1% during the quarter. Same store sales for the Johnston & Murphy retail stores increased 8% after a 12% increase last year. February same store sales increased 9%.

E-commerce and catalog sales, on a comparable basis, increased 8% in the quarter.

Gross margin was down by almost 50 basis points for the quarter. SG&A as a percent of sales was down 260 basis points. Operating income increased to $5.7 million, compared with $4.1 million in the fourth quarter last year. Operating margin increased to 9.4% from 7.4% last year.

Johnston & Murphy’s annual sales increased 9% to $202 million. Same store sales for Johnston & Murphy were up 10% for the full year. Operating margins increased to 6.8% of sales compared to 4.1% last year. This was driven by a 40 basis point improvement in gross margin and a 230 basis point improvement in expenses as a percent of sales, reflecting good occupancy expense, selling salaries, and depreciation leverage.

Licensed Brands

Licensed Brands’ sales decreased 15% to $20 million in the fourth quarter, compared to $23 million in the fourth quarter last year. Gross margin increased 180 basis points.

SG&A expense as a percent of sales was up, due primarily to negative leverage from the lower sales volume.

Operating income for the quarter was $1.5 million, or 7.4% of sales, compared with $2.2 million, or 9.6% of sales, in the fourth quarter last year.

For the full year, sales were down 4%. Operating income was $9.5 million, or 9.7% of sales, compared with $12.4 million, or 12.2% of sales. Gross margin was down while expenses as a percent of sales were up due to negative leverage.

Balance Sheet

Cash

Cash at the end of the fourth quarter was $54 million compared with $56 million at the same time last year. We ended the quarter with $41 million in debt, compared with none last year. The debt amount includes $5 million of U.S. bank borrowings and the remaining term debt assumed in connection with the Schuh acquisition. Since the acquisition, we have paid down a total of $95 million of the debt incurred in connection with it. We also paid about $28 million in cash for the Schuh U.K. acquisition, so it was good to end the year with cash at the same level as last year. Over the past 12 months we have spent approximately $111 million on acquisitions.

Inventory

Inventories increased 21% in the fourth quarter on a year over year basis on a 28% sales increase.

Shareholders’ Equity

Shareholders’ equity was $718 million at year-end, compared with $627 million at the end of last year.

Capital Expenditures

For the fourth quarter, capital expenditures were $11.8 million and depreciation was $13.9 million. During the fourth quarter, we opened 18 new stores and closed 18 stores. For the full year, we opened 70 stores, closed 77 stores and acquired 85 stores. We ended the quarter with 2,387 stores compared with 2,309 stores last year, or an increase of 3.4%. Square footage increased 10.8% on a year-over-year basis. This year’s store count included:

882	Lids stores (including 82 stores in Canada)
79	Lids Locker Room stores (including 1 store in Canada)
41	Lids clubhouse stores
812	Journeys stores (including 13 in Canada)
152	Journeys Kidz stores
53	Shï by Journeys stores
137	Underground Station stores
78	Schuh stores and concessions
153	Johnston & Murphy stores and factory stores

2,387	TOTAL STORES

For fiscal 2013, we are forecasting capital expenditures to be $86 million and depreciation of about $58 million. Our store opening and closing plans by chain are as follows:

Company	New	Conversions	Close
Journeys Group	37		38
Journeys stores (U.S.)	15		10
Journeys stores (Canada)	12		0
Journeys Kidz stores	7		3
Shï by Journeys	3		3
Underground by Journeys	0		22

Johnston & Murphy Group	13		3

Schuh Group	8		0
Concessions	0		0
Schuh stores	8		0

Lids Sports Group	42	0	0
Lids hat stores (U.S.)	15	10	0
Lids hat stores (Canada)	10		0
Lids Locker Room (U.S.)	10	(8)	0
Lids Clubhouse	5	(2)	0
Lids Locker Room Canada	2		0

Total Planned Stores	100	0	41

As always, we plan to be selective in operating new stores and opening stores only where the economics create value for our shareholders. Therefore, this new store forecast could vary depending on opportunities in the real estate market.

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, earnings and operating margins), and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the earn-out bonus potentially payable to Schuh management in four years based on the achievement of certain performance objectives; the costs of responding to and liability in connection with the network intrusion announced in December 2010; the timing and amount of non-cash asset impairments;

weakness in the consumer economy; competition in the Company’s markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company’s retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company’s ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company’s shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.